EXHIBIT 10.2

Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to an application for confidential treatment filed with the Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934. Such omissions are designated as ***.

AGREEMENT BETWEEN SHIJIAZHUANG PHARMACEUTICAL GROUP

COMPANY, LTD. AND UNIGENE LABORATORIES, INC.

This Agreement (the “Agreement”), dated as of April 23, 2008, is entered into by Shijiazhuang Pharmaceutical Group Company, Ltd., a legal person established under the laws of the People’s Republic of China (“SPG”), and Unigene Laboratories, Inc., a corporation under the laws of the State of Delaware in the United States (“Unigene”).

WHEREAS, SPG and Unigene previously entered into that certain Joint Venture Contract, dated June 15, 2000 (the “Joint Venture Agreement”) pursuant to which they formed an equity joint venture in Shijiazhuang (the “JV”);

WHEREAS, SPG and Unigene now wish to enter into this additional agreement regarding certain related and separate matters; and

WHEREAS, the SPG and Unigene are entering into a technology transfer agreement (the “Technology Transfer Agreement”).

NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Phase I

Establish the SPG Unigene Biotechnology Research Institute (The “Institute”) with a Registered Capital of ***. Unigene shall contribute *** and SPG shall contribute ***.This legal entity will *** to continue the IDP registration for Injectable and Nasal sCT as well as to develop the joint venture initial marketing strategy and to establish and supervise building the distribution network in China. The Institute will also be responsible for overseeing the planning and development of the cGMP Manufacturing Facilities planned for Phase II. The manufacturing facility will be designed and operated under standards that are compliant with FDA regulations regarding cGMP manufacturing. The Institute will also be responsible for *** as well as its possible ***.

The Institute will be the legal entity that will apply for Government Grants for New Drug development in China. Any grants obtained from the Government shall be used solely for research purposes and the funds will be credited to the parties according to their equity participation (SPG 55% and Unigene 45%). Any contribution by either party (SPG or Unigene) to The Institute including but not limited to the registered capital of The Institute will be credited as their respective cash contribution obligation for the JV.

The Institute shall serve as the research platform for improvement of existing technologies, new drug development, clinical studies, and market research.

Phase II

Register the JV under the name Unigene Biotechnology Co., Ltd. China with Registered Capital of 7 million dollars.

Equity Contribution

The original JV Contract and all articles contained within stipulate: Unigene’s contribution is $2.7 million, $900,000 in cash and $1.8 million in technology. It is revised as follows:

Unigene shall contribute technologies and expertise in constructing and managing the technology platform represented by the Institute and the JV which includes sCT bacterial fermentation technology and all formulations for sCT (including updated innovations), and recombinant production of PTH. Unigene’s technology contribution to the JV shall be valued as 30% of the $15 million capital investment, i.e. $4.5 million. Unigene’s cash contribution shall be $1,050,000, which is counted as 15% of the equity position for registered capital in the JV.

As for other drugs selected and decided by both parties, the value of technology contributed by Unigene shall be agreed on case-by-case basis.

Concerning cash contribution in capital investment and possible increases during the course of the construction and operation for JV, Unigene is given the following options:

1.	To fulfill its cash contribution according to the terms of the Contract;

2.	Elect not to contribute cash and have its equity participation adjusted accordingly;

3.	SPG will provide Unigene’s portion of the cash contribution; Unigene has two years from the time when a contribution is made, to repay all or part of this no-interest loan through an equity share transfer agreement and Unigene’s equity participation will be adjusted accordingly.

4.	If Unigene elects to not repay the “loan” the provisions of Option #2 comes into effect.

The JV can apply for a loan with SPG serving as the guarantor.

Both parties can agree to recruit third party investment to replace part or the entire remaining cash obligation of Unigene and/or SPG. Equity position of the party(ies) shall be adjusted accordingly.

Unigene shall make best efforts to ***.

Unigene shall provide Conceptual Design Plans for the cGMP Manufacturing Facility and provide assistance to assure cGMP compliance according to ICH guidelines and standards for the facility and its operations.

The facilities shall be located in the Economy & Technology Developing Zone of Shijiazhuang, with land of approximately ***. In the event the JV decides to purchase the land SPG shall insure legitimate transfer of the title to this land to the JV within *** from the registration of the JV.

Office Facilities shall be shared with the NBP subsidiary of SPG. Power supply, waste treatment and water will be assured by SPG.

Other Provisions

At Unigene’s election, Unigene and SPG or its affiliates and transferees shall cooperate and take all actions required to cause the JV to be treated as a partnership for U.S. tax purposes by filing Form 8832 (Entity Classification Election) or any successor form, including providing any signatures required necessary to make such elections.

Chapter IX (Arbitration) of the Technology Transfer Agreement is incorporated by reference herein and the parties agree that its terms shall control and be binding regarding any disputes which arise in connection with this Agreement.

This Agreement supersedes all previous negotiations, commitments and writings with respect to the subject matter above, including, without limitation, the “Addendum SPG-Unigene Joint Venture signed June 16, 2000” executed in December 2007.

Following the execution of this Agreement, SPG and Unigene agree to discuss which amendments to the Joint Venture Agreement, Articles of Association of the JV and/or the Technology Transfer Agreement are required in light of this Agreement and discussions occurring in connection with this Agreement, and the parties agree to use their best efforts to prepare, negotiate and execute such amendments, if deemed necessary or appropriate.

Signed by:

Representative of Shijiazhuang Pharmaceutical Group Corporation.

/s/Cai Dongchen, Chairman

Representative of Unigene Laboratories, Inc.

/s/Warren P. Levy, President and Chief Executive Officer

Shijiazhuang, Hebei Province, PRC.